Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

AMPLITECH GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share(3) (1)	457(o)	—	—	—	—	—
	Equity	Preferred Stock, $0.001 par value per share(1)	457(o)	—	—	—	—	—
	Other	Warrants(1)	457(o)	—	—	—	—	—
	Other	Units(1)	457(o)	—	—	—	—	—
	Debt	Rights(1)	457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf	(1)	457(o)	$200,000,000	$—	$200,000,000	$0.00014760	$29,520

		Total Offering Amounts		$200,000,000
		Total Fees Previously Paid		-
		Total Fee Offsets		$19,308.17
		Net Fee Due		$10,211.83

(1)	The table lists each class of securities being registered and the aggregate proceeds to be raised in the offering and does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security. Any securities registered hereunder for the offering may be sold separately or together in combination with other securities registered hereunder for the offering. In no event will the aggregate offering price of all securities issued from time to time in the offering pursuant to the registration statement of which this Exhibit 107 is a part, exceed $200,000,000, inclusive of any exercise price thereof. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of securities as may be issued from time to time with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3 under the Securities Act.
(3)	Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of rights, preferred stock registered hereby or upon exercise of warrants registered hereby, as the case may be. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant of Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claim		Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed		Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	AMPLITECH GROUP, INC.	S-3	333-254969	04/01/2021	-	$19,308.17	(1)	Unallocated (Universal) Shelf	Common Stock, $0.001 par value per share, Preference Stock, Warrants, Units, and Rights	Unallocated (Universal) Shelf	$176,976,800	(1)	-

Fee Offset Sources	AMPLITECH GROUP, INC.	S-3	333-254969	-	04/01/2021	-		-	-	-	-		$21,820.00

(1)	Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the total registration fee due under this registration statement by $19,308.17 (calculated at the fee rate in effect at the date of the Registrant’s prior registration statement), which represents the portion of the registration fee previously paid with respect to $176,976,800 of unsold securities previously registered under the Prior Registration Statement.